UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DYNAMICS RESEACH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 3, 2009

To the Shareholders:

The Annual Meeting of the shareholders of Dynamics Research Corporation will be held at 2:00 p.m. on June 3, 2009 at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110, for the following purposes:

1.	To elect two Class I Directors to hold office until the 2012 Annual Meeting of Shareholders.

2.	To consider and act upon such other matters as may properly come before the meeting.

Only shareholders of record at the close of business on April 13, 2009 will be entitled to receive notice of and to vote at the meeting.

By order of the Board of Directors,

April 14, 2009	Richard A. Covel
Secretary

IMPORTANT

Whether or not you plan to attend the meeting in person all shareholders are urged to promptly vote your shares either via the Internet, or if you have received a copy of the proxy card by mail, by signing, dating, and mailing the enclosed proxy The enclosed envelope requires no postage if mailed in the U.S.A. or Canada. Shareholders attending the meeting may revoke their proxies and personally vote on all matters that are considered. It is important that your shares be voted.

DYNAMICS RESEARCH CORPORATION
 60 Frontage Road
 Andover, Massachusetts 01810

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 3, 2009

GENERAL

The accompanying proxy is solicited by the Board of Directors of Dynamics Research Corporation (the “Company”) to be voted at the 2009 Annual Meeting of Shareholders to be held on June 3, 2009.

Shares represented by proxies in the accompanying form, if properly executed and returned and not revoked, will be voted at the Annual Meeting. To be voted, proxies must be filed with the Secretary prior to voting. The authority granted by an executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Proxies will be voted as specified by the shareholders. If no specification is made, the proxy will be voted for the election of two Class I Directors to hold office until the 2012 Annual Meeting of Shareholders.

Shareholders of record at the close of business on April 13, 2009 are entitled to notice of and to vote at the Annual Meeting. There were 9,730,029 shares of common stock, $0.10 par value per share, outstanding as of that date, each entitled to one vote.

INFORMATION ABOUT PROXY MATERIALS AND VOTING

This year, the Company has again elected to provide shareholders access to proxy materials over the Internet. Accordingly, the Company has sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail on an ongoing basis.

Shareholders of record may vote in one of four ways:
•	by internet at www.voteproxy.com and entering the control number found on your Notice or proxy card;
•	by toll-free telephone by following the instructions on the Notice or proxy card;
•	by completing and mailing your proxy card; or
•
by written ballot at the Annual Meeting.  If you attend the annual meeting, a Company representative will give shareholders of record a ballot when they arrive.  Beneficial owners may vote by following the voting instructions sent by their broker, trustee or nominee.

The cost of solicitation of proxies will be borne by the Company. Employees of the Company may also solicit proxies by mail, telephone or personal interview.

QUORUM REQUIREMENT

Consistent with state law and the Company’s by-laws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Persons appointed by the Company to act as election inspectors for the meeting will count votes cast by proxy or in person at the Annual Meeting.  If a quorum is present, the affirmative vote of the holders of a plurality of the votes properly cast for the election of directors at the Annual Meeting is required to elect the two nominees for election as Class I Directors at the Annual Meeting.

The election inspectors will count shares represented by proxies that withhold authority to vote for the proposal or that reflect abstentions and “broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) only as shares that are present and entitled to vote on the proposal for purposes of determining a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Selection Process

The Company maintains a standing Nominating and Governance Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board of Director (“Board”) members and recommending director nominees to the Board. This Committee periodically reviews the size and composition of the Board and determines whether it is necessary to add or replace directors. Nominees for directors are selected based on the criteria set forth in the Nominating and Governance Committee section under “Board of Directors and Committees” within this section.

Nominees for Directorship

The Board is comprised of seven members and is organized into three classes, as nearly equal in number as possible, having staggered terms of three years each with the term of office of one class expiring each year. The enclosed proxy will be voted to elect two Class I Directors for a term of three years expiring at the 2012 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. If a nominee should become unavailable, proxies will be voted for a substitute nominee designated by the Board, unless instructions are given to the contrary. The Board has no reason to expect that the nominees will become unavailable to serve.

The following table sets forth for each nominee and each director whose term continues after the meeting, his age, a brief description of his principal occupation and business experience during the last 5 years, certain other directorships held and how long he has been a director of the Company. Except for Mr. Regan and Mr. Anderegg, none of the nominees or directors is employed by the Company.

The Board recommends a vote “FOR” the election of all nominees as Class I Directors.

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since
Nominees as Class I Directors — Terms Expiring in 2012
General George T. Babbitt, Jr. (U.S.A.F., retired), 66, retired from BearingPoint, Inc. in 2008. He was a Managing Director in BearingPoint’s Public Service Business from 2000 to May 31, 2008. He served in the United States Air Force from 1965 to 2000, most recently as commander of the Air Force Materiel Command at Wright-Patterson Air Force Base, Ohio.	2004

Lieutenant General Charles P. McCausland (U.S.A.F., retired), 73, has been retired from the United States Air Force since 1992. He served in the United States Air Force from 1957 to 1992, most recently as Director of the Defense Logistics Agency. Lt. General McCausland is a member of the advisory board of the H.H. Franklin Center for Supply Chain Management, Syracuse University. He is a director and past president of the Ontario County Chapter of the Association for Retarded Children, which is an affiliate of NYSARC Inc., and a trustee of the Finger Lakes Community College, both located in Canandaigua, New York.
2003

Continuing as Class II Directors — Terms Expiring in 2010
Francis J. Aguilar, 76, is Professor of Business Administration, Emeritus, Harvard University Graduate School of Business Administration, and since 1995, Executive Director of Management Education Alliance, a non-profit organization dedicated to improving business education for Afro-Americans and Hispanic Americans. Dr. Aguilar was a director and chairman of the Human Resources and Compensation Committee of Bowater, Inc. until his retirement in June 2005 and he is a trustee of Bentley University and Treasurer of the New Hampshire Music Festival.	1987

John S. Anderegg, Jr., 85, has been Chairman, Emeritus of the Company since April 2001. Mr. Anderegg served as Chairman of the Company from 1988 until April 2001.	1955

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since
Nickolas Stavropoulos, 50, became Executive Vice President US Gas Distribution for National Grid and was elected President, KeySpan Energy Delivery, in June, 2004 and Executive Vice President in April 2002.  He previously served as President of KeySpan Energy New England since April 2002, and Senior Vice President of sales and marketing in New England since 2000. Prior to joining KeySpan, Mr. Stavropoulos was Senior Vice President of marketing and gas resources for Boston Gas Company.  Before joining Boston Gas, he was Executive Vice President and Chief Financial Officer for Colonial Gas Company.  In 1995, Mr. Stavropoulos was elected Executive Vice President – Finance, Marketing and CFO, and assumed responsibility for all of Colonial’s financial, marketing, information technology and customer service functions.  Mr. Stavropoulos was a director of Colonial Gas Company and currently serves on the board for Enterprise Bank and Trust Company.
2005

Continuing as Class III Directors — Terms Expiring in 2011
Kenneth F. Kames, 74, has been retired from The Gillette Company since 1999. He was employed with The Gillette Company from 1968 to 1999, most recently as Vice President of New Business Development. Mr. Kames was a director of LAU Defense Systems, LLC until October 2003 and of Boston Rheology, LLC until November 2003.	1997

James P. Regan, 68, has been Chief Executive Officer of the Company since November 1999 and Chairman since April 2001. Mr. Regan was President and Chief Executive Officer of CVSI, Inc., an international information technology solutions and services company, from 1997 to October 1999, and senior vice president of Litton PRC, from 1992 to 1996. Mr. Regan also serves as a director and Vice Chairman for the Massachusetts High Tech Council, Massachusetts Defense Tech Initiative and Oyster Creek Preservation, Inc. and is an advisory board member for the College of Engineering at Villanova University..
1999

Board of Directors and Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board held seven regularly scheduled meetings during 2008. In 2008, each of the directors attended 100% of the total number of meetings of the Board except for Mr. Aguilar and Mr. Stavropoulos who each attended 85%.

Audit Committee.  The Audit Committee, comprised solely of independent directors, is responsible for the oversight of the Company's accounting and financial reporting processes and the audits of the Company's financial statements. In discharging its duties, the Audit Committee reviews with the independent registered public accounting firm and management the financial statements and reports issued by the Company, reviews the Company’s internal accounting procedures, controls and programs, reviews any transactions that involve a potential conflict of interest, reviews the scope of independent audit coverage and the fees charged by the independent accountants and reviews the independence of such accountants from the Company's management and the Company. The Audit Committee also is responsible for selecting and engaging the Company’s independent registered public accounting firm. The Audit Committee operates under a written charter, which was initially adopted by the Board on April 25, 2000 and amended by the Board most recently on October 29, 2008. A copy of the Audit Committee Charter, as amended, is publicly available on the Company’s website at www.drc.com. The Company’s Audit Committee consists of three members: Mr. Kames, Chairman, Lt. General McCausland and Mr. Stavropoulos. The Audit Committee held eight meetings during 2008.  Mr. Kames and Lt. General McCausland each attended 100% of the meetings and Mr. Stavropoulos attended 75% of the meetings. The Board has determined that each Audit Committee member has sufficient knowledge in financial and accounting matters to serve on the Committee. The Board has also designated Mr. Kames and Mr. Stavropoulos as the “audit committee financial experts,” as defined under Item 407(d)(5) of Regulation S-K, adopted in accordance with Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee.  The Compensation Committee is responsible for determining the compensation for the Chief Executive Officer (“CEO”) and the Company’s other executive officers and for administering the Company’s various stock option and other incentive plans and determining distributions and granting awards under such plans at the executive level. The CEO determines distributions and grants awards under such plans at the non-executive level. The Compensation Committee operates under a written charter, which was initially adopted by the Board on December 10, 2002 and amended on December 10, 2003. A copy of the Compensation Committee Charter, as amended, is publicly available on the Company’s website at www.drc.com. The current members of the

Compensation Committee are Dr. Aguilar, Chairman, General Babbitt and Mr. Stavropoulos, all of whom satisfy the independence requirements of the current listing standards of the Nasdaq Global Market. The Compensation Committee held three meetings during 2008 in which all committee members attended 100% of the meetings.

Nominating and Governance Committee.  The Nominating and Governance Committee recommends to the Board nominees for the Board as well as for the Board committees, reports annually to the Board on succession planning, leads the Board in its annual review of the Board’s performance and recommends to the Board on an ongoing basis the corporate governance guidelines applicable to the Company. The Nominating and Governance Committee was appointed by the Board and held three meeting in 2008 which all committee members attended. The Board discussed governance matters at each of its seven meetings in 2008. The Nominating and Governance Committee operates under a written charter, which was initially adopted by the Board on December 10, 2002 and amended on December 10, 2003. A copy of the Nominating and Governance Committee Charter, as amended, is publicly available on the Company’s website at www.drc.com. The current members of the Nominating and Governance Committee are Dr. Aguilar, Chairman, Lt. General McCausland and General Babbitt, all of whom satisfy the independence requirements of the current listing standards of the Nasdaq Global Market.

The Nominating and Governance Committee considers and evaluates equally candidates proposed by shareholders, non-management directors, the CEO, other executive officers, third-party search firms or other sources and conducts appropriate inquiries into the backgrounds and qualifications of such candidates. Although the Nominating and Governance Committee currently identifies candidates primarily through networking, third-party search firms would be used if considered necessary. Shareholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting the names and backgrounds of the proposed candidates to Dr. Aguilar, Chairman of the Nominating and Governance Committee, in care of Richard A. Covel, Dynamics Research Corporation, 60 Frontage Road, Andover, Massachusetts 01810-5498. The Nominating and Governance Committee shall consider such recommendations only if appropriate biographical information and background material is provided.

To be recommended by the Nominating and Governance Committee for a position on the Company’s Board, a candidate must, at a minimum, have high standards of personal and professional ethics, integrity and values; substantial experience at the policy-making level in business, government, or education; expertise that is complementary to the experience of other Board members; a willingness and ability to devote the required amount of time to fulfill diligently the duties and responsibilities of Board membership; and a desire to represent the balanced best interests of the shareholders as a whole. In addition, the Nominating and Governance Committee believes that one or more of the Company’s directors should have expertise or experience as a military officer or a senior civil service executive; as a senior corporate manager or operating officer; and as a public company financial or accounting officer.

Corporate Governance

The Board has determined that a majority of the Company’s directors are independent. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the Nasdaq Global Market. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any financial relationships that may exist with a director or a related interest.

The following directors have been determined by the Board to be independent after applying the guidelines set forth above: Dr. Aguilar, General Babbitt, Mr. Kames, Lt. General McCausland, and Mr. Stavropoulos. Each member of the Compensation Committee, the Governance and Nominating Committee, and the Audit Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Shareholder Communications with Directors

Shareholders of the Company may communicate in writing directly with the Board by submitting to Richard A. Covel, Dynamics Research Corporation, 60 Frontage Road, Andover, Massachusetts 01810, any such communications. Mr. Covel is primarily responsible for monitoring the communications and providing summaries or copies of such communications to the full Board as he deems appropriate. In general, communications relating to corporate governance and long-term corporate strategy will be submitted to the full Board, and communications relating to ordinary business affairs, personal grievances and the like may be dealt with by Mr. Covel.

Director Compensation

The table below provides information concerning the compensation of the directors for the Company's most recently completed fiscal year. Except as noted below, all of the Company's directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee. In accordance with Securities and Exchange Commission (“SEC”) regulations, grants of restricted stock are valued at the grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“SFAS 123(R)”) and related interpretations. For stock options, the SFAS 123(R) fair value per share is based on certain assumptions.  For both restricted stock and stock options we disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). We include in the table below the ratable portion of grants made both in 2008 and in prior years to the extent the vesting period for those grants fell in such year.

Each non-employee director received an annual retainer of $28,750 in 2008. The Chairman of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee also received an additional retainer of $10,000, $5,000 and $2,500, respectively. In addition, directors are paid a fee of $1,500 for each day the full Board meets in excess of each year’s five regularly scheduled meetings.  Committee members are paid $1,000 for each meeting in excess of the normally scheduled meeting which require their attendance in person, and $500 for each teleconference meeting in excess of normally scheduled meetings.  Non-employee directors serving on the Board in May 2008 also received a grant of 2,400 restricted stock awards, which vest in equal installments over a three-year period from the grant anniversary date. The Company's non-employee directors do not participate in the non-equity incentive compensation plans or retirement plans of the Company.

Non-employee directors may elect to defer all or a portion of their fees payable to them under the Company’s Deferred Compensation Plan for Non-Employee Directors. Participants may also elect to receive their deferred balance in the form of cash or restricted stock after they cease to be a director.  Amounts deferred are maintained in a separate account and for participants who elect a cash payment, interest is credited to such account quarterly at the lowest rate at which the Company borrowed money during each quarter or, if there was no such borrowing, at the prime rate. The balance in a participant’s account is payable in a lump sum or in installments when the participant ceases to be a director.

Dr. Aguilar elected to defer all of his compensation for 2008, and had elected to receive his deferred compensation in the form of stock.   Dr. Aguilar elected to have the deferred amounts distributed in a single payment after he ceases to be a director of the Company.  General Babbitt deferred his compensation in prior years and elected to have the deferred amounts distributed in five annual installments after he ceases to be a director of the Company.

2008 Director Compensation
Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Francis J. Aguilar	$37,750	$31,381	$-	$-	$-	$-	$69,131
John S. Anderegg, Jr. (1)	$-	$-	$-	$-	$-	$115,872	$115,872
General George T. Babbitt, Jr.	$30,250	$31,381	$-	$-	$-	$-	$61,631
Kenneth F. Kames	$40,250	$31,381	$-	$-	$-	$-	$71,631
Lieutenant General Charles P. McCausland	$30,250	$31,381	$-	$-	$-	$-	$61,631
Nickolas Stavropoulos	$30,250	$31,381	$-	$-	$-	$-	$61,631

(1)
Mr. Anderegg is an employee of the Company and therefore does not receive any fees related to his directorship on the Board.  All other compensation for Mr. Anderegg consists of a base salary of $97,500, 401(k) contributions of $3,900 and executive medical and dental insurance premiums of $14,472. Mr. Anderegg is also a participant in the Company’s defined benefit pension plan.  The present value of his accumulated benefit in the pension plan was $460,971 at December 31, 2008, a decrease of $11,311 from last year, primarily due to benefit payments of $58,067 that Mr. Anderegg received during the year.  The present value of pension plan benefits was determined using interest rate mortality and retirement assumptions consistent with those used in the Company's financial statements.

(2)
Amounts relate to fees earned and paid to General Babbitt, Mr. Kames, Lt. General McCausland and Mr. Stavropoulos and amounts earned by Mr. Aguilar but deferred and payable in the form of stock after he ceases to become director of the Company.

(3)
Amounts relate to ratable portion of the value of grants made in 2008 and prior years, calculated in accordance with SFAS 123(R), to the extent the vesting period fell in 2008. Please refer to footnote 2 to the Company's financial statements for a discussion related to the calculation of such value.

As of December 31, 2008, each non-employee director held an aggregate number of 4,800 unvested restricted stock awards.  Mr. Anderegg did not hold any unvested restricted stock awards at December 31, 2008.

(4)	All stock option awards were fully vested prior to 2008.

As of December 31, 2008, the aggregate number of exercisable options held by each director was as follows: Dr. Aguilar, 15,214 options; General Babbitt, 5,000 options; Mr. Kames, 17,000 options; Lt. General McCausland, 5,000 options.  Mr. Anderegg and Mr. Stavropoulos did not hold any options at December 31, 2008.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to Dynamics Research Corporation and our subsidiaries.

Executive Officers

Executive officers are elected by the Board and will hold office until the next annual election of officers and their successors are elected and qualified, or until their earlier resignation or removal by the Board. Executive officers and their principal positions currently held with us are provided in the “Summary Compensation Table.” Please refer to our Annual Report on Form 10-K under Item 4, “Submission of Matters to a Vote of Security Holders” for a listing of all positions and offices held by each executive officer during the past five years.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We provide a total compensation package that supports the accomplishment of our objectives and of our customers by supporting the following goals:

•	attraction of a high quality workforce
•	retention of that workforce over time
•	motivation of that workforce to achieve high levels of performance

The underlying foundation of our compensation system is to pay for performance at all levels (i.e., individual, business segment, and corporate-wide).  Our programs are designed to align incentives with the most appropriate segments of the business that the executive’s performance can impact.  In addition, the compensation system encourages and supports the professional and technological skills development and career growth of employees while balancing the individual’s goals and our goals.

Compensation Objectives

1.	Our total compensation systems and programs reinforce and support our values and culture related to dedication, respect and continuous improvement.

2.
Consistent with a pay-for-performance orientation, we ensure effective differentiation of pay, rewards, and recognition based on demonstrated performance and overall contribution to the success of our business.

•	Performance evaluation at all levels considers both the results achieved (i.e., what was accomplished) as well as the methods and behaviors used to achieve the results (i.e., how they were achieved).  This second segment evaluates the extent to which the results were achieved using methods, values, and team building behaviors that are consistent with our culture and values.

•	We maintain a disciplined approach to performance measurement that is applied to the lowest level position up through the highest level executive.

•
Each year we accomplish our goal of having all employees including highest level managers receive an annual performance review.  This review is used along with other factors to make compensation decisions for each employee.

3.
All elements of our direct compensation system (i.e., base salary, short-term variable, long-term variable and the policies and practices supporting the programs) are targeted at median competitive market levels for appropriate industry competitor groups in which we compete for our workforce.

•
Through the use of both short-term and long-term variable compensation alternatives, we will deliver upper quartile total compensation levels if superior Company and individual performances are exhibited. All variable compensation programs for executive management positions have established threshold levels of performance and payout schedules governing the level of payouts for different levels of performance against goals.

•
While on an overall basis, base salaries and total compensation levels are generally targeted at competitive or median market rates, the actual rates for individuals may vary in relation to these rates based on the particular skill sets of an individual, the strategic and critical nature of a position to our business, and business affordability.

•
Variable pay, where applicable, will fluctuate based on quantitative assessments of corporate, business unit, and individual performance and will encourage employees to act as stakeholders in achieving key business results.

4.	We offer a diversified array of benefits, covering health and welfare and retirement savings programs that matches competitive practice for our industry.

5.
We provide ongoing training of supervisors in the best practices and techniques for measuring and evaluating performance. Managers will be held accountable for effective performance management, employee development, and the creation of a rewarding work environment.

6.	We use a job evaluation system that appropriately balances internal ranking and external competitiveness, is simple to administer, and is easy to understand.

7.	We continuously define, acknowledge and reward an individual’s acquisition of the professional and technical skills that are important to our success.

8.
We are committed to openly communicating with all employees about our total compensation strategy, systems, and programs, and make a wide array of information available through our intranet site, ongoing training programs, and focused training used each year to deliver programs.

It is a strong cultural norm of ours that the same compensation philosophy, policies, and practices are applied to all.  While there are differences in programs for different employee groups, the differences are only created where competitive differences exist externally, and are required to be sure that the competitiveness of programs are maintained at all levels.

Purpose & Strategic Fit of Executive Compensation Programs

The following table provides a summary of the primary purpose and strategic fit of each of the programs available to our executives.  These purposes are key considerations for any changes being proposed to programs or in the consideration of adding additional programs.  More detail for each of these programs are provided in the descriptions following this chart.

Program Element	Attraction of New Executives	Retention of Executives	Motivating Individual Performance	Motivation Group/Unit Performance	Motivating Corporate Performance
Base Salary	✓	✓	✓	✓
Annual Cash Incentive Award (Executive Incentive Plan)	✓	✓	✓	✓	✓
2001 Executive Long-Term Incentive Plan		✓	✓	✓	✓
Executive Long-Term Incentive Plan (2007 and Future Periods)	✓	✓	✓	✓	✓
Restricted Stock Awards (2000 Incentive Plan)	✓	✓	✓	✓	✓
Defined Benefit Pension Plan		✓
Senior Management Deferred Compensation Plan	✓	✓
Employment Contracts and Change of Control Agreements	✓	✓
Perquisites and Other Benefits	✓	✓

Base Salary

We provide an ongoing base salary with consideration for annual salary increases based on performance of the executive over the past year.   A competitive analysis of base salaries and total cash compensation payouts is developed using published cross-industry surveys for companies comparable in size to the Company.

A performance evaluation is completed for each named executive by the Chairman and CEO.  This evaluation covers their specific operational goals and objectives as established for each during the first quarter of each fiscal year, as well as their performance against key company management behaviors and values.  Based on this evaluation, recommendations are developed and presented to the Compensation Committee for review and consideration for approval.  These recommendations are subject to approval by the Board.  The salary increases granted in February 2008 for the named executive officers averaged 3.8%.  This was down from the increases granted in February 2007 which averaged 4.0%.  This change reflects improvements in their competitive positioning within their salary ranges.

Annual Cash Incentive Award (Executive Incentive Plan)

This annual award plan design is typical of annual award plans used throughout the industry, and is designed to provide an annual incentive to maximize performance over the current fiscal year.  Each year the Board approves a target award percentage for each executive based on competitive analysis as mentioned above. This award target is communicated to the executive along with the agreed upon goals for the year that are used to generate payout.  For 2008, the goals used were revenue growth (45% of total), net performance income (45% of total) and days sales outstanding (10% of total).  Mr. Regan’s participation is based 100% on company-wide performance against these three operational objectives.  For executives of the corporate functions, participation was based 75% on Company-wide performance against the three operations objectives and 25% on their performance against each of their functional financial budgets for the year.  In addition, personal performance against assigned individual objectives established during the first quarter of each fiscal year, is part of the determination of the final recommendation.

As part of the same process mentioned above for determining salary increases, the Chairman and CEO makes recommendations to the Compensation Committee each year for payout of individual awards based on our operating performance and that of each individual named executive against their goals.  Upon approval by the Compensation Committee, these recommendations are then presented to the Board for review and consideration for approval.  The Compensation Committee and the Board also have the responsibility for reviewing and approving any adjustments to goals or exceptions to the plan that may be recommended by the Chairman and CEO to respond to competitive or key executive retention issues.  Based on the performance results achieved in 2008, awards granted to the named executive officers for 2008 performance averaged 45.2% of base salary which was 107.7% of their original target, on average.  Due to improved performance, this was up from the prior year’s awards which averaged 33.1% of base salary. The awards approved by the Compensation Committee and the Board reflect our consideration of Company and individual performance against goals, as described above, during the year.

2001 Executive Long-Term Incentive Plan

The 2001 Executive Long-Term Incentive Plan (“ELTIP”) was a one-time long-term incentive plan approved by the Compensation Committee and Board in 2001.  The purpose of the plan was to provide both long-term performance incentive and retention.  Messrs. Regan, Keleher, Covel, and O’Brien are participants in the plan.  The plan awards include both restricted share awards and incentive stock options.  Performance goals were established over the term of the plan.  This plan provided for 100% vesting after seven years with the opportunity for acceleration of vesting if performance targets were achieved prior to the end of the term.  This plan became fully vested in May of 2008, and compensation tables reflect the additional compensation to the participating individuals as a result of this vesting.  The plan terminated upon its final vesting.

Long-Term Incentive Plan (2007 and Future Periods)

Long-term incentive cash awards were offered for the first time beginning in April 2007.  At that time, a peer group competitive sizing was completed to benchmark competitive total long-term incentive opportunity and establish a percentage of base salary target for long-term incentives for our eligible executives.  The companies used in that peer group comparison were: CACI International, Inc., ManTech International Corp., Maximus, Inc., MTC Technologies, Inc., NCI, Inc., SI International, Inc., SRA International, Inc., TechTeam Global, Inc. and Tyler Technologies, Inc. Restricted stock awards are used to address  a portion of that competitive long-term incentive target, as mentioned above, and to address retention as well as incentive performance objectives.  The remaining portions (currently estimated to be approximately 75% of the total award opportunity) are provided through long-term cash incentives.  This cash incentive opportunity will generally have a three-year performance period with performance based on achievement of specified corporate performance goals over the three-year period.  For one time only, the 2007 grant provided for 50% of the cash opportunity to vest after the first two years and 50% at the end of the third year, provided performance goals for the plan are achieved.  This one-time adjustment was done to assure a smooth transition from the previous one-time long-term incentive plan that vested in 2008.

Under this plan, performance goals will be reviewed annually, and adjusted as required for the grant for that year based on updated Company goals.  For the original 2007 grant, organic revenue growth and return on invested capital were selected as the measures of performance. These goals were continued again for the 2008 grant.  The 2009 grant was awarded with a three-year performance period using the same performance goals as in the 2007 and 2008 grant.  The 2009 grant opportunity for the named executives averaged 54% of base pay (25% to be delivered using restricted share awards and 75% to be delivered in cash) which is unchanged from the 2007 opportunity.  Recommendations for future awards will be submitted annually by the Chairman and CEO for consideration and approval by the Compensation Committee and the Board.  When the performance period is completed, the Compensation Committee and the Board will certify the level of performance against the goals and will approve appropriate payments to executives.  The Compensation Committee and the Board will also have approval responsibilities of any plan changes due to administrative or non-recurring business transactions that may change performance goals based on recommendations by the Chairman and CEO.

Restricted Stock Awards (2000 Incentive Plan)

This program is designed to reward long-term performance at all levels and to provide retention value to the executive.  Each year grants are made to executives to fill a portion of the competitive target for total long-term incentive compensation as determined in a peer competitive analysis.

In 2005, stock ownership guidelines were approved by the Board for the senior executive group.  As a result, Mr. Regan is required to maintain a level of equity ownership with us equal to at least three times the midpoint of his base salary range.  Mr. Keleher is required to maintain a level of equity ownership with us equal to at least one and one-half times the midpoint of his base salary range. The other named executive officers have an additional one-year holding restriction after vesting prior to being able to exercise vested shares.  These awards generally vest ratably over three years.  Recommendations for these grants are proposed by the Chairman and CEO to the Compensation Committee for review and consideration for approval.  The grants are then presented to the Board for consideration and approval.  The remaining portion of long-term incentives is provided in a long-term cash incentive opportunity as described above.

Defined Benefit Pension Plan

We currently maintain a defined benefit pension plan that has undergone significant changes in recent years.  In February 2002, the Board approved specific retirement program changes that limited future increases in benefits and froze the plan to new participants.  These changes became effective July 1, 2002.  Then in October 2006, the Board approved a total freeze in benefits effective as of January 1, 2007.  Currently Messrs. Regan, Keleher, O’Brien and Covel are participants in this plan.

Senior Management Deferred Compensation Plan

This is a voluntary, deferred compensation plan in which executives may elect to defer a portion of their base salary and all or a portion of their annual cash bonus until a specified event or date.  We do not make contributions to this plan.  Therefore all gains are purely a function of funds that have been deferred and the investment performance on these funds.  Election periods are established according to statutory deadlines governing these plans.

Employment Contracts and Change of Control Agreements

We have an employment agreement with Mr. Regan providing for his full-time employment as president, CEO and a director. Mr. Regan is eligible for an annual incentive award of up to 75% of his base salary. The agreement precludes Mr. Regan from competing with us for one year after the cessation of his employment. The agreement may be terminated by either party on six month’s notice. If Mr. Regan’s employment is terminated by us other than for cause or by Mr. Regan with good reason (unless he is covered by the change of control agreement described below), we will continue to pay Mr. Regan’s base salary and to provide his health and life insurance for twelve months.  Mr. Regan would be entitled to receive the portion of his earned prorated annual incentive award and all of his unvested stock grants and options would vest and remain exercisable for one year.

Our change of control agreement with Mr. Regan provides him with benefits if his employment with us is terminated, other than for cause or his disability or death, or if he resigns for good reason within two years of any change of control agreement we enter into. Upon such a termination, (i) we will pay Mr. Regan an amount equal to two times his annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus his target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; (ii) any unvested restricted stock grants, stock options or other awards will immediately vest and remain exercisable for the lesser of four years or their original term; and (iii) we will continue to insure Mr. Regan and his dependents in our life and medical insurance plans for up to two years after termination or the date Mr. Regan is eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. If any payment or benefit we provide under the agreement is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), we will provide Mr. Regan with a payment to cover such tax.

Pursuant to the Company’s Special Severance Plan, Messrs. Keleher, Wentzell and Covel would each be provided with benefits if their employment with us is terminated, other than for cause or their disability or death, or if they resign for good reason within 24 months of any change of control agreement we enter into. Upon such a termination, (i) we will pay Mr. Keleher eighteen months, and Messrs. Wentzell and Covel twelve months of their current annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus their target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; and (ii) we will continue to provide our life and medical insurance plans or similar coverage for the same term as their severance pay term after termination or until the date they become eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. The Special Severance Plan agreements terminate on January 1, 2012 or on the second anniversary of a change of control.

Perquisites and Other Benefits

In addition to the compensation and benefits programs described above, named executive officers receive certain limited perquisites and other benefits.  These include Company paid benefits for executive medical and dental insurance plans, a supplemental executive medical insurance plan, and 401(k) contributions and, only in the case of Mr. Regan, use of a Company vehicle, club membership dues and executive life insurance plan premiums.  These perquisites and other benefits are provided to assure competitiveness and provide an additional retention incentive for these named executives.  The costs associated with providing these additional benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Tax Deductibility of Executive Compensation

Section 162(m) of Code imposes limitations on the federal income tax deductibility of compensation paid to our CEO and to each of our other four most highly compensated executive officers. Under these limitations, we may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by our shareholders). Based on our current compensation plans and policies and proposed regulations interpreting the Code, we and the Compensation Committee believe that, for the near future, there is not a significant risk that we will lose any significant tax deduction for executive compensation. Our compensation plans and policies will be modified to ensure full deductibility of executive compensation if we and the Compensation Committee determine that such an action is in our best interest.

Summary

We believe this mix of salary, potentially significant variable cash incentives for both short-term and long-term performance, and the potential for equity ownership in the Company motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between the interests and needs of the Company in operating our business and appropriate employee rewards based on shareholder value creation.

Report of Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to the Board that the Compensation Discussion and Analysis be included in our Form 10-K for 2008 and our 2009 proxy statement. This report is provided by the following independent directors, who comprise the committee:

The Compensation Committee of the Board of Directors

Francis J. Aguilar, Chairman
George T. Babbitt
Nickolas Stavropoulos

Summary of Executive Compensation

The following sections provide a summary of cash and certain other amounts we paid for the year ended December 31, 2008 to the named executive officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the named executive officers for the year ended December 31, 2008. The compensation we disclose below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control;

•
an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations  Such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and the actual realization of cash from the award will depend upon whether our stock price appreciates above its price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option; and

•
the increase in present value of future pension payments.  Such increase is not cash compensation paid this year and the actual pension benefits will depend upon several factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis.

Summary Compensation

The following provides information concerning the compensation of the named executive officers for our most recently completed fiscal year for the table illustrated on the following page.

In the column “Salary”, we disclose the amount of base salary earned by the named executive officer during the fiscal year.

In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the award of stock or options measured in dollars and calculated in accordance with SFAS 123(R). For restricted stock, the SFAS 123(R) fair value per share is equal to the closing price of our stock on the date of grant. For stock options, the SFAS 123(R) fair value per share is based on certain assumptions. For both restricted stock and stock options we disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). The amounts shown in the Summary Compensation Table also include a ratable portion of each grant we made in prior years to the extent the vesting period fell in each applicable fiscal year. Please also refer to the second table in this Proxy Statement, “Grants of Plan-Based Awards.”

The “Stock Awards” column includes expense attributable to restricted stock awards granted in each applicable fiscal year and in prior years. Restricted stock awards generally vest ratably over three years, with the exception of awards granted under the ELTIP which cliff-vest at seven years. Awards are conditioned on the participant’s continued employment with the Company.

We made no grants of stock option awards to the named executive officers in 2007 or 2006. Therefore, the “Option Award” column discloses only a portion of the expense attributable to stock options granted in prior years. Stock option awards generally vest ratably over three years, with the exception of awards granted under the ELTIP which cliff-vest at seven years. Awards are conditioned on the participant’s continued employment with the Company.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during each applicable fiscal year pursuant to awards under our Executive Incentive Plan.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our defined benefit pension plan in each applicable fiscal year. There were no above-market or preferential earnings, as defined by the SEC, on nonqualified deferred compensation otherwise this amount would be included in this column.

In the column “All other compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property;

•	any life or medical insurance premiums we paid during the year for the benefit of a named executive officer; and

•	our contributions to the defined contribution plan.

Summary Compensation

Name andPrincipal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
James P. Regan	2008	$477,162	$130,027	$93,159	$379,652	$8,080	$43,993	$1,132,073
President, Chairman and	2007	460,000	162,238	233,703	230,000	7,303	40,941	1,134,185
Chief Executive Officer	2006	441,667	187,320	223,704	113,650	2,926	37,825	1,007,092

David Keleher	2008	$279,441	$50,054	$24,842	$125,000	$3,896	$23,672	$506,905
Senior Vice President and	2007	269,900	71,873	59,654	95,308	-	26,070	522,805
Chief Financial Officer	2006	261,408	88,416	59,655	43,000	4,898	26,203	483,580

Lawrence H. O'Brien	2008	$210,417	$23,498	$18,632	$84,698	$25,621	$23,971	$386,837
Senior Vice President and	2007	201,322	27,141	44,741	69,422	-	22,372	364,998
General Manager,	2006	192,934	32,387	44,741	40,000	32,351	23,334	365,747
Business Solutions and
Business Development

Steven P. Wentzell	2008	$209,132	$23,838	$-	$79,100	$-	$22,296	$334,366
Senior Vice President and	2007	201,646	35,599	68,435	56,899	-	20,954	383,533
General Manager,	2006	193,125	33,150	87,645	37,000	-	21,155	372,075
Human Resources

Richard A. Covel	2008	$222,656	$25,964	$20,702	$55,957	$2,668	$21,418	$349,365
Vice President, General	2007	214,785	33,045	49,712	40,341	-	20,956	358,839
Counsel and Secretary	2006	206,366	34,188	49,712	27,000	3,316	21,360	341,942

(1)
For Messrs. Regan, Keleher, O’Brien and Covel, includes amounts for grants made in 2001 as part of the ELTIP that vested during 2008, as well as other grants made in 2005 through 2008 that vested or continued to vest during 2008.

(2)
For Messrs. Regan, Keleher, O’Brien and Covel, this is for a grant made in 2001 as part of the ELTIP that vested during 2008.  Please refer to footnotes 2 and 9 of our financial statements for a discussion of assumptions used for the calculation of the grant values.

(3)	Represents Executive Incentive Plan payouts for the performance period ending in 2008 that were paid in the first quarter of 2009.

(4)
Amounts reflect the actuarial change in the present value under our qualified pension plan, determined using interest rate, mortality, and retirement assumptions consistent with those used in our financial statements. There were no above-market or preferential earnings on nonqualified deferred compensation during 2008.   Messrs. Regan, Keleher, O’Brien and Covel experienced an increase in present value due to the change in measurement date from November 30th to December 31st in 2008, which added an additional month to the calculation.  Mr. Regan’s additional increase is due to a benefit adjustment for employees who work beyond age 65.

(5)	The amount shown as “all other compensation” includes the following perquisites and personal benefits:

						Executive
				Executive		Medical
		Company	Club	Life	401(k)	and Dental	Total Other
Name of Executive	Year	Vehicle	Membership	Insurance	Contributions	Insurance	Compensation
James P. Regan	2008	$8,238	$5,485	$6,598	$9,200	$14,472	$43,993
	2007	7,649	4,615	6,598	8,958	13,121	40,941
	2006	7,492	4,920	3,002	9,801	12,610	37,825

David Keleher	2008	$-	$-	$-	$9,200	$14,472	$23,672
	2007	-	-	-	9,000	17,070	26,070
	2006	-	-	-	9,900	16,303	26,203

Lawrence H. O'Brien	2008	$-	$-	$-	$4,819	$19,152	$23,971
	2007	-	-	-	5,302	17,070	22,372
	2006	-	-	-	7,031	16,303	23,334

Steven P. Wentzell	2008	$-	$-	$-	$7,824	$14,472	$22,296
	2007	-	-	-	7,833	13,121	20,954
	2006	-	-	-	8,545	12,610	21,155

Richard A. Covel	2008	$-	$-	$-	$6,946	$14,472	$21,418
	2007	-	-	-	7,835	13,121	20,956
	2006	-	-	-	8,750	12,610	21,360

Grants of Plan-Based Awards

In this table, we provide information concerning each grant of an award made to a named executive officer in the most recently completed fiscal year. This includes non-equity incentive plan awards granted under the Executive Incentive Plan (“EIP”) and equity incentive restricted stock awards (“RSA”) made under the 2000 Incentive Plan. The threshold, target and maximum columns under the non-equity incentive plan awards reflect the range of estimated payouts under the EIP. RSAs granted to the named executive officer in 2008 were fixed, therefore the number of awards granted is disclosed in the “target” column under the equity incentive plan awards section. During 2008, we did not issue any stock option awards and therefore any related columns related to stock option information have been eliminated.

2008 Grants of Plan-Based Awards
									Grant
									Date Fair
			Estimated Future Payout Under			Estimated Future Payout Under			Value of
	Award	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock
Name of Executive	Type	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
James P. Regan	EIP(1)		$108,000	$360,000	$720,000
	RSA(2)	3/3/2008				-	12,000	-	$10.00

David Keleher	EIP(1)		$33,728	$112,428	$224,855
	RSA(2)	3/3/2008				-	4,000	-	$10.00

Lawrence H. O'Brien	EIP(1)		$22,243	$74,143	$148,286
	RSA(2)	3/3/2008				-	2,000	-	$10.00

Steven P. Wentzell	EIP(1)		$22,087	$73,623	$147,245
	RSA(2)	3/3/2008				-	2,000	-	$10.00

Richard A. Covel	EIP(1)		$16,796	$55,988	$111,977
	RSA(2)	3/3/2008				-	2,000	-	$10.00

(1)
EIP information relates to awards that could have been earned in 2008.  Amounts earned during 2008 and paid during the first quarter of 2009 as described and quantified in the “Summary Compensation Table.”

(2)	RSA information relates to the restricted stock awards made in 2008 under the 2000 Incentive Plan. These awards were fixed and therefore do not provide for a threshold or maximum amount.

Option Exercises and Stock Vested

The following table provides information, for the named executives, on the number of shares acquired upon the vesting of restricted stock awards and the value realized before payment of any applicable withholding tax and broker commissions.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on	Upon	on	Upon
Name of Executive	Exercise	Exercise(1)	Vesting	Vesting(2)
James P. Regan	50,000	$187,000	34,333	$351,180
David Keleher	12,400	$27,756	18,667	$191,760
Lawrence H. O'Brien	-	$-	8,366	$86,010
Steven P. Wentzell	-	$-	1,499	$14,610
Richard A. Covel	-	$-	11,500	$118,505

(1)
We computed the aggregate dollar amount realized upon exercise by multiplying the number of options by the difference between market value of the underlying shares on the exercise date and the market value of the underlying options on the grant date.

(2)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards				Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
James P. Regan	11/1/1999	200,000	$4.44	11/1/2009
	10/31/2000	5,350	$8.38	10/31/2010
	5/31/2001	225000	$8.94	5/31/2011
					3/2/2006	3,000	$24,000
					2/27/2007	6,667	$53,336
					3/3/2008	12,000	$96,000
David Keleher	3/9/2000	17,600	$7.50	3/9/2010
	5/31/2001	60,000	$8.94	5/31/2011
					3/2/2006	1,000	$8,000
					2/27/2007	2,667	$21,336
					3/3/2008	4,000	$32,000
Lawrence H. O'Brien	12/12/2000	10,000	$8.25	12/12/2010
	5/31/2001	45,000	$8.94	5/31/2011
					3/2/2006	500	$4,000
					2/27/2007	1,334	$10,672
					3/3/2008	2,000	$16,000
Steven P. Wentzell	10/12/2004	25,000	$15.73	10/12/2014
					3/2/2006	834	$6,672
					2/27/2007	1,334	$10,672
					3/3/2008	2,000	$16,000
Richard A. Covel	12/12/2000	20,000	$8.25	12/12/2010
	5/31/2001	50,000	$8.94	5/31/2011
					4/20/2006	500	$4,000
					2/27/2007	1,334	$10,672
					3/3/2008	2,000	$16,000

(1)	Vesting dates of unvested restricted stock awards are as follows:

	Vesting Dates
Name of Executive	2/27/2009	3/2/2009	3/3/2009	4/20/2009	2/27/2010	3/3/2010	3/3/2011
James P. Regan	3,333	3,000	4,000	-	3,334	4,000	4,000
David Keleher	1,333	1,000	1,333	-	1,334	1,333	1,334
Lawrence H. O'Brien	667	500	666	-	667	667	667
Steven P. Wentzell	667	834	666	-	667	667	667
Richard A. Covel	667	500	666	500	667	667	667

(2)	Based on the closing market price of our stock on the Nasdaq Global Market as of December 31, 2008 of $8.00 per share.

Pension Benefits

Our Defined Benefit Pension Plan (“Pension Plan”) is tax-qualified and non-contributory, covering substantially all employees, including the named executives, who completed one year of service prior to July 1, 2002.

Effective July 1, 2002, the Board approved specific retirement program changes that limit future increases in benefits and froze membership in the Pension Plan.  On July 1, 2002, we calculated the accrued pension benefit for all eligible participants.  This benefit was calculated using an employee’s final average pay and years of service.  The amount of annual retirement benefit as of June 30, 2002, was determined by a formula which multiplied years of service by the product of 0.683% of the average of the participant’s five highest consecutive years of compensation in the last ten years worked (or actual number of years, if less than 5 years) plus 0.65% of such average annual earnings which exceed Social Security covered compensation, but not less than (a) $60 multiplied by his or her years of service or (b) the benefit which had accrued as of December 31, 1987 under our prior retirement program.  This accrued benefit increased by 3% each year through December 31, 2006, while the participant was employed with us.  Terminated vested employees who worked at least 1,000 hours in the year of termination were eligible for the 3% increase.  The 3% increase was applied on the last business day of each year beginning in 2003 and ending on December 31, 2006.  A participant who has 10 or more years of service may elect early retirement at any time between age 55 and normal retirement age of 65, subject to reduction of the retirement benefit to reflect the early commencement of the benefit.  The only executive that qualifies for early retirement is Mr. O’Brien.

On October 25, 2006, our Board approved amendments to the Pension Plan which removed the 3% annual benefit inflator for active participants in the Pension Plan and froze each participant's calculated pension benefit as of December 31, 2006.  Effective October 1, 2007, the Board approved plan participants, age 65 and older, to continue working at their current schedule and be eligible to begin their full pension payments.  Plan participants who do not choose to commence pension payments will receive an actuarial adjustment when they do decide to start receiving benefits to reflect their delayed retirement beyond age 65.

The following table provides information with respect to the Pension Plan for payments or other benefits at, following, or in connection with retirement. This does not include defined contribution plans (whether tax qualified or not). Values reflect the actuarial present value of each named executive officer’s accumulated benefit under the plan, computed as of December 31, 2008. In making such calculation, we assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

2008 Pension Benefits

Name of Executive(1)	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
James P. Regan	Defined Benefit Plan	9.2	$87,000	$-
David Keleher	Defined Benefit Plan	8.9	$44,701	$-
Lawrence H. O'Brien	Defined Benefit Plan	30.0	$294,000	$-
Richard A. Covel	Defined Benefit Plan	8.1	$30,617	$-

(1)	Mr. Wentzell was not eligible to participate in the defined benefit plan.

(2)	The defined benefit plan allows for a maximum of thirty years of credited service.

(3)
Present values are based on the same assumptions as used in the 2008 year-end financial statement except that no pre-retirement mortality is assumed. Please refer to footnote 9 to our financial statements for a discussion of the assumptions related to this benefit.

Nonqualified Deferred Compensation

Our Senior Management Deferred Compensation Plan allows certain employees the ability to annually elect to defer up to 100% of any cash incentive payments and any salary in excess of the FICA earnings ceiling. Employee contributions are invested in selected mutual funds held within a Rabbi Trust. A hypothetical account is established for each participant who elects to defer and the participant selects investment funds from a broad range of options. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. We do not contribute to this plan.

The following table provides information with respect to the nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on such amounts.

2008 Nonqualified Deferred Compensation

Name of Executive(1)	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
James P. Regan	$-	$-	$(401,753)	$-	$708,764
Lawrence H. O'Brien	$-	$-	$1,326	$-	$57,204

(1)	Messrs. Keleher, Wentzell and Covel did not participate in the deferred compensation plan during 2008.

(2)	Amounts represent the change in market value and interest earned at market rates during 2008.

Potential Payments Upon Termination or Change In Control

The following table summarizes the estimated payments to be made under each contract, plan or agreement (collectively referred to as “contracts”) which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement or a constructive termination of a named executive officer, or a change of control. No contracts provide for any additional compensation or benefits for the named executive officers in the event of termination by disability or death. In the event Mr. Regan becomes disabled during employment, the Company would continue to pay his base salary, less the amount of any benefits provided through a Company-provided disability plan, and would continue to provide health and life insurance benefits for up to six months of disability. If Mr. Regan is unable to return to work after six months of disability, the Company may terminate his employment. The following table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable would be enhanced by the termination event. For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year.

Name of Executive(1)	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination (Change in Control)
James P. Regan(2)
Severance(3)	$859,652	$1,680,000
Accelerated vesting of equity incentive awards(4)	173,336	173,336
Other benefits(5)	21,070	254,881
Total	$1,054,058	$2,108,217

David Keleher
Severance(6)	$-	$534,032
Other benefits(7)	-	21,708
Total	$-	$555,740

Steven P. Wentzell
Severance(8)	$-	$283,973
Other benefits(9)	-	14,472
Total	$-	$298,445

Richard A. Covel
Severance(8)	$-	$279,941
Other benefits(9)	-	14,472
Total	$-	$294,413

(1)	Mr. O’Brien has not entered into a change of control contract as of December 31, 2008.

(2)
For Mr. Regan, in a voluntary or involuntary for cause termination, the Company would only be liable for the amount Mr. Regan earned under the Executive Incentive Plan award which was paid in the first quarter of 2009, as described and quantified in the “2008 Summary Compensation Table”.

(3)
For Mr. Regan, severance for an involuntary not for cause termination would be equal to the sum of (i) the base salary as determined in 2008 and (ii) the Executive Incentive Plan award earned for 2008 as mentioned in (2) above. Payments made for an involuntary not for cause termination would be paid based on their typical pay cycle over one year. Severance for an involuntary or good reason termination under a change of control for Mr. Regan would be equal to the sum of (i) two times the base salary as determined in 2008 and (ii) two times the 2008 target Executive Incentive Plan award, as described and quantified in the “2008 Grants of Plan-Based Awards” table. Payments made under a change of control agreement would be paid as a lump sum within five business days after such termination.

(4)
For Mr. Regan, accelerated vesting of equity incentive awards as of December 31, 2008 would include an aggregate of 44,000 restricted stock awards. This realized gain is based on the Company’s year end closing stock price of $8.00.

(5)
For Mr. Regan, other benefits for an involuntary not for cause termination would include health and life insurance premiums for twelve months. Other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for two years plus certain tax gross-up payments. Other benefit payments would be made under the Company’s typical pay cycle over the respective term.

(6)
For Mr. Keleher, severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) eighteen months of the base salary as determined in 2008 and (ii) the 2008 target Executive Incentive Plan award, as described and quantified in the “2008 Grants of Plan-Based Awards” table. Severance payments would be paid as a lump sum within seven business days after such termination.

(7)
For Mr. Keleher, other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for eighteen months. Other benefit payments would be made under the Company’s typical pay cycle over the eighteen month period.

(8)
For Messrs. Wentzell and Covel, severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) twelve months of the base salary as determined in 2008 and (ii) the 2008 target Executive Incentive Plan award, as described and quantified in the “2008 Grants of Plan-Based Awards” table. Severance payments would be paid as a lump sum within seven business days after such termination.

(9)
For Messrs. Wentzell and Covel, other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for twelve months. Other benefit payments would be made under the Company’s typical pay cycle over the twelve month period.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 4, 2008 the Audit Committee voted to engage Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Grant Thornton for the audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by Grant Thornton during those periods. The Audit Committee approved 100% of the 2008 and 2007 audit fees.

Type of Fees	2008	2007
Audit Fees	$688,172	$589,664

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees the Company paid to Grant Thornton for the audit of the Company’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of the Company’s internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  There were no tax or non-audit fees paid to Grant Thornton during 2008 and 2007.

Audit Committee Policy for Pre-approval of Independent Accountant Services

The Audit Committee of the Board is required to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the accountant’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by Grant Thornton, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors reviews the Company’s auditing, accounting, financial reporting and internal control functions and selects and engages the Company’s independent registered public accounting firm. In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent registered public accounting firm and the independent registered public accounting firm’s audit and non-audit fees; reviews the audited financial statements to be included in the Form 10-K for filing with the Securities and Exchange Commission (“SEC”); meets independently with the Company’s director of internal audit, independent registered public accounting firm and senior management; and reviews the general scope of the Company’s accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, and auditor independence issues. The Audit Committee of the Board of Directors is composed of three directors, each of them qualifying as independent under the current listing standards of the Nasdaq Global Market and applicable SEC rules and regulations. The Audit Committee operates under a written charter adopted and amended by the Board of Directors. A copy of the Audit Committee Charter is publicly available on the Company’s website at www.drc.com.

Prior to commencing the 2008 integrated audit of financial statements and internal controls, the Committee discussed with the Company’s independent accountants Grant Thornton LLP (“Grant Thornton”) the overall scope and plans for their audit. Upon completion of the audit, the Committee met with Grant Thornton, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee reviewed with management and with Grant Thornton the audited financial statements for the year ended December 31, 2008, including footnotes as well as management’s discussion and analysis of results of operations included in the Form 10-K. The Committee also discussed with Grant Thornton matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Committee has received the written disclosures and the letter from Grant Thornton as to that firm’s independence from management and the Company, as required by the Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees”, as adopted by the PCAOB in Rule 3600T, and has discussed with Grant Thornton their independence.

Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The Audit Committee of the Board of Directors

Kenneth F. Kames, Chairman
Charles P. McCausland
Nickolas Stavropoulos

STOCK OWNERSHIP OF CERTAIN PERSONS

Stock Ownership of Directors and Management

The following table sets forth the number and the percentage of shares of the Company’s common stock that were beneficially owned by the executive officers named in the Summary Compensation Table, by the directors and by all current directors and executive officers as a group as of March 31, 2009. There were no shares of the Company’s preferred stock that was issued and outstanding as of March 31, 2009. Except as otherwise indicated, each director or executive officer listed below possessed sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Francis J. Aguilar	89,275	(3)	*
John S. Anderegg, Jr.	767,728	(4)	7.4%
General George T. Babbitt Jr.	14,600		*
Kenneth F. Kames	31,000		*
Lieutenant General Charles P. McCausland	15,300		*
Nickolas Stavropoulos	9,600		*
James P. Regan	558,133	(5)	5.4%
David Keleher	113,997		1.1%
Lawrence H. O'Brien	64,691		*
Steven P. Wentzell	35,558		*
Richard A. Covel	86,808		*
All Directors and Executive Officers as a Group (11 persons)	1,786,690		17.1%

*	Less than 1% of the outstanding shares of the Company common stock.

(1)
Includes options to acquire shares which are currently exercisable: Dr. Aguilar, 15,214 shares; General Babbitt, 5,000 shares; Mr. Kames, 17,000 shares; Lt. General McCausland, 5,000 shares; Mr. Regan, 430,350 shares; Mr. Keleher, 77,600 shares; Mr. O’Brien, 55,000 shares; Mr. Wentzell, 25,000 shares; Mr. Covel, 70,000 shares; for a total of 700,164 shares.  Messrs. Anderegg and Stavropoulos did not hold any stock options as of March 31, 2009.

(2)
Outstanding shares represent the 9,729,453 shares of the Company common stock outstanding on March 31, 2009, plus an aggregate of 700,164 shares, as noted above, for a total of 10,429,617 shares outstanding.

(3)	Includes 11,655 shares held in a pension plan over which Dr. Aguilar has sole voting and investment power.

(4)
Includes 90,300 shares held by Mr. Anderegg as custodian for his children, 84,902 shares held in the estate of his deceased spouse, of which Mr. Anderegg is executor and 8,400 shares held by his current spouse, as to all of which he disclaims beneficial ownership.

(5)	Includes 2,000 shares held by Mr. Regan’s spouse, as to which he disclaims beneficial ownership.

Stock Ownership of Principal Shareholders

The following sets forth certain information concerning the principal shareholders known to us who may be considered beneficial owners of more than 5% of the outstanding shares of the Company common stock as of December 31, 2008.

Name of Address of Principal Shareholders	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Heartland Advisors, Inc.	1,259,158	(2)	13.0%
789 North Water Street
Milwaukee, WI 53202

Rutabaga Capital Management LLC/MA	938,301	(3)	9.7%
64 Broad Street, 3rd Floor
Boston, MA 02109

Dimensional Fund Advisors, Inc.	559,624	(4)	5.8%
1299 Ocean Avenue
Santa Monica, CA 90401

(1)	Outstanding shares represent the 9,674,512 shares of the Company common stock outstanding on December 31, 2008.

(2)
According to a Schedule 13G/A Heartland Advisors, Inc. (“Heartland”) filed with the SEC on February 11, 2009, Heartland beneficially owns 1,259,158 shares of the Company’s common stock and reported shared dispositive power of such shares with William J. Nasgovitz. Heartland reported shared voting power of 1,202,364 shares of the Company’s common stock with Mr. Nasgovitz in such filing.

(3)
According to a Schedule 13G/A Rutabaga Capital Management (“Rutabaga”) filed with the SEC on February 5, 2009, Rutabaga beneficially owns 938,301 shares of the Company’s common stock and reported sole dispositive power of such shares. Rutabaga reported sole voting power of 609,101 shares of the Company’s common stock in such filing.

(4)
According to a Schedule 13G/A Dimensional Fund Advisors LP (“Dimensional”) filed with the SEC on February 9, 2009, Dimensional beneficially owns 559,624 shares of the Company’s common stock and reported sole dispositive power of such shares. Dimensional reported sole voting power of 553,106 shares of the Company’s common stock in such filing.

Equity Compensation Plans

The Company has four shareholder approved equity incentive plans, which are administered by the Compensation Committee of the Board. These plans, which include the 1993 Equity Incentive Plan, the 1995 Stock Option Plan for Non-Employee Directors, the 2000 Incentive Plan and the 2003 Incentive Plan, are more fully described in footnote 10 to our financial statements which are included in our Form 10-K.

The Company also maintains a shareholder approved 2000 Employee Stock Purchase Plan (the “ESPP”) which is designed to give eligible employees an opportunity to purchase common stock of the Company through accumulated payroll deductions. All employees of the Company or designated subsidiaries who customarily work at least 20 hours per week and do not own five percent or more of the Company’s common stock are eligible to participate in the ESPP. Please refer to footnote 10 to our financial statements for additional information regarding the ESPP.

The following table summarizes, as of December 31, 2008, the number of shares of the Company’s common stock to be issued upon exercise of options issued under our equity compensation plans and the number of shares of common stock remaining available for future issuance under these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future Issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
1993 Equity Incentive Plan	12,000	$18.73	-
1995 Stock Option Plan for Non-Employee Directors	12,214	$12.64	-
2000 Incentive Plan	664,894	$9.35	49,804
2003 Incentive Plan	-	$-	400,000
Total equity compensation plans approved by security holders	689,108	$9.57	449,804
Equity compensation plans not approved by security holders(1)	200,000	$4.44	-
Total	889,108	$8.42	449,804

(1)
In 1999, we granted Mr. Regan a non-qualified stock option to purchase 250,000 shares of our common stock. The option price was the fair market value of the common stock at the date of grant. Twenty percent of the options vested immediately and an additional 20% vested in each successive year from the date of grant. The options expire ten years from the date of grant.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Transactions with Related Persons

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and our shareholders. Therefore, all related party transactions are reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter. During 2008, there were no related party transactions that were reviewed by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all filing requirements under Section 16(a) were complied with during 2008, except for Forms 4 for Dr. Aguilar with respect to certain transactions.  The Forms 4 were filed late due to an administrative oversight on the part of the Company.

ADDITIONAL INFORMATION

Shareholder Proposals for 2010 Annual Meeting of Shareholders

Proposals of shareholders submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for consideration at the 2009 Annual Meeting of Shareholders must be received by the Company no later than December 1, 2009 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

For proposals that shareholders intend to present at the 2010 Annual Meeting of Shareholders that will not be included in the Company’s proxy materials, if the shareholder fails to notify the Company of such intent on or before February 12, 2010, then the proxies that management solicits for the 2010 Annual Meeting will include discretionary authority to vote on the shareholder’s proposal, if it is properly presented at the meeting.

Delivery of Documents to Shareholders Sharing an Address

For shareholders that are beneficial owners, but not record holders, of the Company’s common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2008 Annual Report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2008 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Treasurer’s Office, Dynamics Research Corporation, 60 Frontage Road, Andover, MA 01810-5498, or calling (800) 522-4321. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Other Matters

The Board does not know of any business that will be presented to the Annual Meeting other than that referred to in the accompanying notice. If other business properly comes before the Annual Meeting, it is intended that the proxies will be voted in the discretion of the persons voting the proxies unless specific instructions to the contrary are given.

0

DYNAMICS RESEARCH CORPORATION

PROXY

Annual Meeting of Shareholders - June 3, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Pisey S. Pheng and Richard A. Covel and each of them as proxies, with full power of substitution and re-substitution to each and hereby authorizes them to represent and to vote as designated on the reverse side, at the Annual Meeting of Shareholders of Dynamics Research Corporation (the "Company") on June 3, 2009 at 2:00 P.M., Boston time, and at any adjournments thereof, all of the shares of the Company held of record by the undersigned on April 13, 2009 which the undersigned would be entitled to vote if personally present.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

DYNAMICS RESEARCH CORPORATION

June 3, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=01880

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20200000000000000000 6 060309

The Board of Directors recommends a vote FOR the following proposal:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors as listed below:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ George T. Babbitt, Jr.
○ Charles P. McCausland

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS GIVEN, PROXIES WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.